Exhibit 5.1

OPINION OF HONIGMAN MILLER SCHWARTZ AND COHN LLP

[HONIGMAN MILLER SCHWARTZ AND COHN LLP LETTERHEAD]

February 19, 2010

Amerigon Incorporated

21680 Haggerty Rd, Suite 101

Northville, MI 48167

Ladies and Gentlemen:

We have represented Amerigon Incorporated, a Michigan corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of an additional 1,800,000 shares of the Company’s common stock, no par value (the “Common Shares”), to be issued pursuant to awards under the Amerigon Incorporated 2006 Equity Incentive Plan (the “Plan”).

Based upon our examination of the Registration Statement and such other documents and matters as we deem relevant, it is our opinion that the Common Shares to be offered by the Company under the Plan pursuant to the Registration Statement have been duly authorized by the Company and, when issued and sold by the Company in accordance with the Plan and the awards thereunder, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ HONIGMAN MILLER SCHWARTZ AND COHN LLP
HONIGMAN MILLER SCHWARTZ AND COHN LLP